Exhibit 3.1

ARTICLES OF INCORPORATION

OF

THE GNS GROUP INC.

     THE UNDERSIGNED, for the propose of forming a corporation under the Washington Business Corporation Act, RCW 23B, hereby adopts the following Articles of Incorporation.

ARTICLE I.

The name of the corporation shall be: THE GNS GROUP INC.

ARTICLE II.

The corporation shall have perpetual existence.

ARTICLE III.

     The purpose of the corporation is to engage in all forms and any such activity pertaining thereto not forbidden to corporation by the Constitution, statutes or common law of the State of Washington. The initial purpose of the corporation is to carry on the business of Marketing and sales and to conduct any lawful activity as the Shareholders or Board may from time to time decide.

ARTICLE IV.

     This corporation shall be authorized to issue 100,000 shares of common stock of no par value. Capital stock may be issued by the corporation from time for such consideration, including (without limitation) labor, services, money or property, as may be fixed by resolution of the Board of Directors from time to time.
     No holder of shares of stock of this corporation shall be entitled as such as a matter of right to subscribe for, purchase, or otherwise acquire any share of stock of this corporation of any class whether now or hereafter authorized, or any securities convertible into share of stock of this corporation.

ARTICLE V.

     This corporation shall not commence business until consideration of the value of at least Five Hundred Dollars (S500.00) has been received for the issuance of shares.

ARTICLE VI.

The name of the Registered Agent is:	JAMES W YOUNG

The Address of the Registered office:	13916 Cascadian Way
EVERETT, WA 98208

ARTICLE VII.

     The number of directors of this corporation shall be not less than three (3) except where all shares are owned of record by fewer than three (3)shareholders, in which case the number of directors shall not be less than the number of such shareholders and such number of directors shall be determined from time to time by the shareholders of the corporation. The names and addresses of the first directors, who will manage the affairs of the corporation until the first annual meeting are as follows.

Antonie Jarjour	13817 N E 40th St.	Bellevue, WA 98005

Roula Jarjour	13817NE 40thSt.	Bellevue, WA 98005

James W Young	13916 Cascadian Way	EVERETT, WA 98208

ARTICLE VIII.

     The authority to make bylaws and to repeal and amend the same is vested in the Board of Directors, subject to the power of the shareholders to change or repeal the same: provided, however, that the Board of Directors shall not make or alter an bylaws fixing their numbers, qualification, classifications, terms of office or compensation.

ARTICLE IX.

     This Corporation shall have the right to purchase, take, receive or otherwise acquire, hold, own, pledge, transfer or otherwise dispose of its own Shares. Subject to the provisions of the Washington Business Corporation Act, purchases of its own shares, whether direct or indirect, may be made from unreserved and unrestricted earned surplus and capital surplus available therefor.

ARTICLE X.

     This Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation, in any manner now or hereafter prescribed or as permitted by law, and all rights and powers conferred herein are subject to this power.

ARTICLE XI.

     The name and address of the incorporator is as follows:

JAMES W YOUNG
13916 Cascadian Way
Everett, WA 98208

     IN WITNESS WHEREOF the incorporator has affixed his/her signature below on this 6 day of July, 2006.

JAMES W. YOUNG
JAMES W. YOUNG
Incorporator

CONSENT TO APPOINTMENT AS REGISTERED AGENT

THE GNS GROUP INC.

     I, James W Young ereby consent to serve as Registered Agent, in the State of Washington, for the corporation herein named. I understand that as agent for the corporation, it will be my responsibility to accept service of process in the name of the corporation: to forward corporate license renewal mailings to the corporation; and to immediately notify the Office of the Secretary of State in the event of my resignation or of any change in the Registered Office address of the corporation for which I am agent.

7/6/06	JAMES W. YOUNG
DATE	JAMES W. YOUNG